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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                  (Dollars in thousands, except per share data)

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
                                                                 Three Months       Three Months      Six Months        Six Months
                                                                     Ended             Ended             Ended            Ended
                                                                    June 30,          June 30,          June 30,         June 30,
                                                                     2001               2002              2001             2002
                                                                 -------------      ------------     -------------     ------------
Income (loss) from continuing operations                         $    (11,248)      $       171      $    (12,138)     $       (37)

Loss from discontinued operations                                         473                12               581                5
                                                                 -------------      ------------     -------------     ------------

Net income (loss)                                                     (11,721)              159           (12,719)             (42)

Accretion and dividends on preferred stock                                164               170               324              336
                                                                 -------------      ------------     -------------     ------------

Net loss per common share - basic and diluted                    $    (11,885)      $       (11)     $    (13,043)     $      (378)
                                                                 =============      ============     =============     ============

Income (loss) per common share from continuing operations
         attributable to common shareholders -
         basic and diluted                                       $      (1.64)      $      0.00      $      (1.79)     $     (0.05)
                                                                 =============      ============     =============     ============

Income (loss) per common share from discontinued
         operations - basic and diluted                          $      (0.07)      $      0.00      $      (0.08)     $      0.00
                                                                 =============      ============     =============     ============

Net loss per common share attributable to common
         shareholders - basic and diluted                        $      (1.71)      $      0.00      $      (1.87)     $     (0.05)
                                                                 =============      ============     =============     ============

Weighted average shares outstanding - basic and diluted             6,967,339         6,967,339         6,965,374        6,967,339
                                                                 -------------      ------------     -------------     ------------
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